Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CANTERBURY PARK HOLDING CORPORATION

(as of July 1, 2016)

ARTICLE I

The name of this corporation shall be Canterbury Park Holding Corporation.

ARTICLE II

The registered office of this corporation shall be located at 1100 Canterbury Road South, Shakopee, MN 55379.

ARTICLE III

The corporation is authorized to issue an aggregate total of Ten Million (10,000,000) shares of common stock with a stated par value of $.01 per share. All shares shall be of one class and one series, except that the Board of Directors, by its action, may establish more than one class or series.

ARTICLE IV

No shareholder of this corporation shall be entitled to any cumulative voting rights.

ARTICLE V

No shareholder of this corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present. Any action required or permitted to be taken at a meeting of the shareholders of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholder at which all the shareholder were present.

ARTICLE VII

The number of directors of this corporation shall be fixed in the manner provided in the Bylaws.

ARTICLE VIII

No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.76 of the Minnesota Statutes; (iv) for any transaction from which the director derives any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

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The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director that has not been eliminated by the provisions of this article.

If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes.

ARTICLE IX

So long as this corporation owns or has a financial interest in a Regulated Business Entity, the following provisions shall apply to this corporation’s Equity Securities, with all capitalized terms used in this Article IX having the meanings respectively indicated below.

A. Any Person or Group that becomes the Beneficial Owner of 5% or more of any class of this corporation’s Equity Securities or increases its beneficial ownership of any class of this corporation’s Equity Securities by 5% or more, within three days after the date such Person or Group becomes a 5% or more Beneficial Owner of such Equity Securities or increases its beneficial ownership of such Equity Securities 5% or more, shall provide this corporation with the identity of such Person or Group and such additional information as this corporation or a Regulated Business Entity is required to provide to the Commission under the Act.

B. If any Person or Group becomes the Beneficial Owner of 5% or more of any class of this corporation’s Equity Securities or increases its beneficial ownership of any class of this corporation’s Equity Securities by 5% or more, and:

(1)	The ownership interest of such Person or Group is determined by the Commission to be detrimental to the public interest or integrity of horse racing in Minnesota or the Commission advises this corporation or the Regulated Business Entity that if such Person or Group continues to hold all or any portion of the Equity Securities it acquired, the Commission will suspend the Regulated Business Entity’s Class A or Class B License or take other action materially adverse to the Regulated Business Entity’s business, or
(2)	The Person or Group does not supply to the Commission within the time period specified by the Commission a certification with respect to the matters specified in Minnesota Statutes § 240.06, Subd.1(d) or rules or regulations issued thereunder (or any successor provision of Minnesota law and any related regulations), or
(3)	The Person or Group fails to provide to the Commission within the time period specified by the Commission any information which the Commission requests, or
(4)	The Board of Directors of this corporation shall in the exercise of its reasonable judgment determine that the Commission will suspend the Class A or Class B license issued to the Regulated Business Entity or take other action that could have a material adverse effect on the Regulated Business Entity’s business if such Person or Group continues to hold all or any portion of the Equity Securities it acquired, then, notwithstanding any other provision in these Articles, the corporation shall have the right, by action of its Board of Directors, to redeem all or any portion of the Equity Securities acquired by such Person or Group at any time at the lowest of (i) the price at which the Equity Securities were acquired, (ii) the book value per share of such Equity Securities based on this corporation’s most recent audited balance sheet prior to the date such Equity Securities were purchased, or (iii) the fair market value of such Equity Securities on the date this corporation receives notification that such Person or Group became the Beneficial Owner of 5% or more of this corporation’s Equity Securities or increased its beneficial ownership of such Equity Securities 5% or more.

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C. The terms and conditions of a redemption of Equity Securities pursuant to this Article IX shall be as follows:

(1)	The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;
(2)	If this corporation elects to redeem less than all of the Equity Securities, the shares to be redeemed shall be selected in such manner as the Board of Directors determines, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner;
(3)	At least 30 days’ written notice of the Redemption Date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); but the Redemption Date may be the date on which written notice is given to record holders if the cash or Redemption Securities necessary to effect the redemption has been deposited in trust for benefit of the record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; and
(4)	From and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, that may be held by the Beneficial Owner(s) of shares of Equity Securities selected for redemption (including without limitation any rights to vote or participate in dividends declared on shares of the same class or series as such shares), will cease and terminate and they will thenceforth be entitled only to receive the cash and Redemption Securities payable upon redemption.

D. Capitalized terms used in this Article IX will have the meanings provided below.

“Act” means Minnesota Statutes Chapter 240 and rules and regulations promulgated thereunder, as the same exists as of the filing of these Articles of Incorporation, or as will from time to time be amended hereafter, or any successor statute and regulations applicable to pari-mutuel horse racing and other wagering currently regulated by the Commission.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The term “registrant” as used in said Rule 12b-2 shall mean this corporation.

“Beneficial Owner” shall mean any person who, singly or together with any such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Equity Securities (as determined pursuant to Rule 13d-3 or any successor rule of the Exchange Act).

“Commission” means the Minnesota Racing Commission or any successor governmental body authorized to regulate pari-mutuel horse racing and other wagering currently regulated by the Commission.

“Equity Securities” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of this corporation.

“Group” shall have the meaning specified in Section 13(d)(3) of the Exchange Act or Rule 13d-5 or any successor rule under the Exchange Act.

“Person” shall mean any natural person, corporation, firm, partnership, limited liability company, association, government, governmental agency, or any other business entity, whether acting in an individual, fiduciary, or any other capacity.

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“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any Equity Securities of this corporation pursuant to this Article IX.

“Redemption Securities” shall mean any debt or equity securities of this corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to this corporation), has a value, at the time notice of redemption is given pursuant to Paragraph C of this Article IX, at least equal to the price to be paid for the shares to be redeemed pursuant to section B of this Article IX (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Regulated Business Entity” means any business entity that this corporation owns or in which it has a financial interest that is subject to the provisions of the Act.

“Subsidiary” shall mean any business entity of which a majority of any class of equity security is beneficially owned by this corporation.

ARTICLE X

The name and address of the Incorporator is Richard A. Primuth, 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.